Exhibit 23.2
DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

March 16, 2017
Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, Texas 78258
Ladies and Gentlemen:
We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our “Report as of December 31, 2016 on Reserves and Revenue of Certain Properties owned by Abraxas Petroleum Corporation,” “Report as of December 31, 2015 on Reserves and Revenue of Certain Properties owned by Abraxas Petroleum Corporation,” and “Appraisal Report as of December 31, 2014 on Certain Properties owned by Abraxas Petroleum Corporation” (our Reports) under the sections “Item 1. Business - General,” “Item 2. Properties - Reserves Information,” and “Notes to Consolidated Financial Statements - 15. Supplemental Oil and Gas Disclosures (Unaudited)” in the Abraxas Petroleum Corporation Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the inclusion of our third‑party letter report dated February 13, 2017, in the Annual Report on Form 10‑K of Abraxas Petroleum Corporation as Exhibit 99.1. We further consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333‑212342), Form S-4 (No. 333‑212340) and Form S-8 (Nos. 333-17375, 333‑17377, 033-81416, 333-55691, 333‑74592, 333-74614, 333-135032, 333-153635, 333-162358, 333-168022, 333‑188117, 333-204744, and 333-212341) of information from our Reports.

Very truly yours,
/s/DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716